CONSENT OF JOHN H. WHITE

The undersigned hereby consents to:

(i)

the filing of the written disclosure regarding certain scientific or technical information concerning mineral projects (the “Technical Disclosure”) contained in the Annual Report on Form 10-K for the period ended December 31, 2017 (the “10-K”) of Energy Fuels Inc. (the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”);

(ii)	the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form S-8 Registration Statement being filed with the SEC, and any amendments thereto (the “S-8”); and

(iii)	the use of my name in the 10-K and the S-8.

/s/ John H. White
John H. White, P.E.,
Vice President, Technical Services of Energy Fuels Inc.

Date: August 7, 2018